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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This Amendment No. 1 to Rights Agreement, dated as of February 4, 2004 (this "Amendment No. 1"), is made by and between Belden Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (as successor in interest to First Chicago Trust Company of New York, a national banking association organized under the laws of the United States) (the "Rights Agent"), as rights agent, pursuant to Section 26 of the Rights Agreement (as defined below), at the Company's direction.

                                   WITNESSETH:

         WHEREAS, on July 6, 1995, the Board of Directors of the Company (the "Board") adopted a stockholder rights plan, declaring a dividend distribution of one right to be attached to each share of common stock, par value $0.01 per share, of the Company;

         WHEREAS, the Company's stockholder rights plan is governed by the Rights Agreement, dated as of July 6, 1995, by and between the Company and the Rights Agent (the "Rights Agreement");

         WHEREAS, at a special meeting of the Board held on February 4, 2004, the Board approved the amendment of the Rights Plan in the manner set forth herein; and

         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 26 thereof.

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

1. Amendment to Definition of "Acquiring Person." Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding the foregoing, no Person, including, without limitation, Cable Design Technologies Corporation ("CDT"), BC Merger Corp. ("Merger Sub") or any of their respective Affiliates or Associates, shall become an Acquiring Person as a result of the execution of the Agreement and Plan of Merger, dated as of February 4, 2004, by and among CDT, Merger Sub, and the Company (as the same may be amended from time to time, the "Merger Agreement"), or the announcement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement."

2. Amendment to Definition of "Person." Section 1(h) of the Rights Agreement is amended and restated in its entirety to read: " "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity and shall include any successor (by merger or otherwise) thereof or thereto."

3. Amendment to Definition of "Stock Acquisition Date." Section 1(l) of the Rights Agreement is amended to add the following proviso at the end of such section: ";

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         provided, however, that notwithstanding the foregoing, a Stock
         Acquisition Date shall not occur or be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement."

4. Amendment to Section 2. Section 2 of the Rights Agreement is amended and restated in its entirety to read: "The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable . The Rights Agent shall have no duty to supervise and in no event shall be liable for, the acts or omissions of such co-Rights Agent."

5. Amendment to Definition of "Distribution Date." Section 3(a) of the Rights Agreement is amended to add the following provision at the end of clause (ii): ", but in no case shall any of the actions in this clause (ii) be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement."

6. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "or" immediately preceding clause (ii) and by adding the following at the end of clause (ii): "or (iii) the Effective Time of the Merger. For purposes of clause (iii) above, "Effective Time of the Merger" shall mean such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of the State of Delaware pursuant to Section 1.3 of the Merger Agreement or at such later effective time as is specified in the Merger Certificate."

7. Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following proviso at the end of such section: "; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement."

8. Amendment to Section 21. Section 21 of the Rights Agreement is amended so that any reference therein to the word "corporation" shall be deleted and replaced with the word "Person."

9. Rights Agreement as Amended. The term "Agreement" or "Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment No. 1. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

10. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an


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         original, but all such counterparts shall together constitute but one and the same instrument.

11. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

12. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  [Remainder of Page Intentionally Left Blank.]



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.


                                           BELDEN INC.


                                           By: /s/ KEVIN L. BLOOMFIELD
                                               ---------------------------------
                                           Name: Kevin L. Bloomfield
                                           Title Vice President, Secretary and
                                                 General Counsel



                                           MELLON INVESTOR SERVICES LLC,
                                           as Rights Agent


                                           By: /s/ RUTH A. BRUNETTE
                                               ---------------------------------
                                           Name: Ruth A. Brunette
                                           Title: Assistant Vice President